WRITER’S DIRECT TELEPHONE (801) 953-7878 FACSIMILE (801) 906-6164 dh@hunt-pc.com	David S. Hunt, P.C. A PROFESSIONAL CORPORATION 222 S. Main Street, SUITE 500 SALT LAKE CITY, UTAH 84101 July 31, 2019	TELEPHONE (801) 355-7878 FACSIMILE (801) 906-6164 WEBSITE: www.hunt-pc.com

The Board of Directors

Acquired Sales Corp.

31 N. Suffolk Lane

Lake Forest, Illinois 60045

Re: Registration Statement on Form S-1

Gentlemen:

I have acted as counsel to Acquired Sales Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) pertaining to the offer and sale of 6,615,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), issuable upon conversion of outstanding Series A Preferred Stock shares (the “Preferred Stock”).

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, I have examined: (a) the Registration Statement, (b) the Company’s Articles of Incorporation, as amended through the date hereof, (c) the Company’s Bylaws, as amended through the date hereof, (d) the Series A Preferred Stock Designation, and (e) resolutions adopted or unanimous signature consent by the Board of Directors of the Company relating to the Registration Statement, and the Series A Preferred Stock Designation. Other than my review of the documents listed in (a) through (e) above, I have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, I have assumed that: (a) each document submitted to me is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. I have further assumed the legal capacity of natural persons, and I have assumed that each party to the documents I have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. I have not verified any of those assumptions.

My opinion set forth below is limited to the Nevada Revised Statutes (“NRS”) and reported decisions interpreting the NRS. Based upon and subject to the foregoing, it is my opinion that the Shares are validly issued, fully paid and nonassessable. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. I hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ David S. Hunt, P.C.

DAVID S. HUNT, P.C.